Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal First Quarter

2025 Financial Results

Stroudsburg, PA. – January 29, 2025 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $2.2 billion asset financial institution providing full service commercial and retail banking, asset management and trust, and investment services in eastern Pennsylvania, today announced financial results for the fiscal first quarter period ended December 31, 2024.

Net income was $4.0 million, or $0.41 per diluted share, for the three months ended December 31, 2024, compared with $4.3 million, or $0.45 per diluted share, for the three months ended December 31, 2023.

Gary S. Olson, President and CEO, commented: “In fiscal first quarter 2025, the Company continued to generate strong, steady earnings driven by developing and converting pipeline loans and strong credit management that has preserved the value and quality of our assets. Our experienced banking team’s ability to provide solutions for commercial and residential customers, even in a higher interest rate environment, underscores our strong operational capabilities.

“We demonstrated year-over-year growth in commercial, commercial real estate and residential mortgage loan portfolios. Our focus on generating and retaining deposits was reflected in solid deposit growth in the fiscal first quarter. While a flat yield curve continues to put pressure on margins, net interest margin remained stable in the first quarter of 2025 compared with a year earlier.

“Our team’s focus on maintaining strong operations, service and quality growth contributed to continued growth of shareholder value, reflected in growth of stockholders’ equity and tangible book value. We anticipate ESSA Bancorp, Inc.’s recently announced planned merger with CNB Financial Corporation will generate significant long-term value for shareholders. We, at ESSA, look forward to joining forces with the CNB team and their multiple brands.

“As we move through the merger process in the coming months, we expect to maintain the keen focus on operational excellence, expense management, superior service, and prudent growth that has characterized ESSA Bank & Trust for decades. We believe we have established a high-performing financial institution with tremendous opportunities. We are enthusiastic about the future possibilities for our employees, customers and shareholders as we move forward.”

FIRST QUARTER OF 2025 HIGHLIGHTS

•	Total net loans at December 31, 2024, increased to $1.76 billion from $1.74 billion at September 30, 2024.

•

Lending activity was highlighted by 23.7% growth in commercial loans to $45.5 million at December 31, 2024, from $36.8 million at September 30, 2024. Residential mortgages increased $9.5 million to $731.0 million from September 30, 2024, net of the sales of $3.6 million during the same period.

•	Commercial real estate loans decreased to $875.6 million at December 31, 2024 compared with $884.6 million at September 30, 2024, reflecting repayments.

•

Asset quality remained strong, with a ratio of nonperforming assets to total assets of 0.54% at December 31, 2024, compared to 0.56% at September 30, 2024. The allowance for credit losses to total loans was 0.85% at December 31, 2024, compared with 0.87% at September 30, 2024. Charge-offs net of recoveries for the three months ended December 31, 2024, resulted in a net recovery of $37,000.

•

Total deposits were $1.70 billion at December 31, 2024, with lower-cost core deposits (demand, savings and money market accounts) comprising 62% of total deposits. Total deposits were $1.63 billion at September 30, 2024. Uninsured deposits were 27% of total deposits at December 31, 2024, including approximately $160.2 million of fully collateralized municipal deposits.

•

Total yield on average interest earning assets increased to 5.01% for the quarter ended December 31, 2024, from 4.89% for the quarter ended December 31, 2023. Total interest income increased to $26.4 million for the first quarter of fiscal 2025 compared with $26.1 million a year earlier

•

Total interest expense increased 9% in the first quarter of 2025 compared with the first quarter of 2024, primarily reflecting ongoing repricing of deposits and borrowed funds partially offset by a decline in total interest-bearing liabilities.

•	Net interest income before the release of credit losses for the first quarter of 2025 was $14.1 million compared with $14.9 million in the 2024 period.

•	The release of credit losses for the three months ended December 31, 2024, was $607,000 compared to a release of $397,000 for the three months ended December 31, 2023.

•	The Bank continued to demonstrate financial strength, with a Tier 1 capital ratio of 10.0% at December 31, 2024.

•

Measures of shareholder value demonstrated growth. Tangible book value per share at December 31, 2024, increased to $21.70 compared to $21.40 at September 30, 2024. Total stockholders’ equity increased to $234.2 million at December 31, 2024, from $230.4 million at September 30, 2024.

Fiscal First Quarter Income Statement Review

Total interest income increased to $26.4 million for the first quarter of fiscal 2025 compared with $26.1 million a year earlier, reflecting an increase in the total yield on average interest earning assets to 5.01% from 4.89% offset in part, by a decrease in average interest earning assets.

Interest expense was $12.2 million for the first quarter of 2025, compared with $11.2 million for the same period in 2024, reflecting increased interest rates on deposits and short-term borrowings partially offset by a decline in average interest-bearing liabilities. The Company’s cost of interest-bearing liabilities was 2.88% in the 2025 first quarter compared with 2.59% for the same quarter in 2024.

Net interest income before release of credit losses was $14.1 million in the first quarter of 2025 compared with $14.9 million in the first quarter of 2024.

The net interest margin for the first quarter of 2025 was 2.68% compared with 2.79% for the comparable period of fiscal 2024. For the three months ended December 31, 2024, the Company’s return on average assets and return on average equity were 0.71% and 6.72%, compared with 0.77% and 7.86%, respectively, for the comparable period of fiscal 2024.

The release of credit losses increased to $607,000 for the first quarter of fiscal 2025 compared to a release of $397,000 for the same fiscal quarter of 2024. The increase was primarily driven by a decrease in expected losses in the loan portfolio, including unfunded commitments.

Noninterest income was $2.1 million for the first quarter of 2025, compared with $2.0 million a year earlier. The three-month year-over-year comparison reflected increases in loan swap fees and trust and investment fees offset by decreases in service fees on loans and gain on sale of loans, net.

Noninterest expense for the three months ended December 31, 2024 and 2023 was $11.9 million. Increases in compensation and employee benefits were partially offset by declines in foreclosed real estate and other noninterest expenses.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets were $2.2 billion at December 31, 2024 and September 30, 2024. Growth in cash and cash equivalents and total net loans outstanding were partially offset by decreases in investment securities available for sale and other assets.

Total net loans were $1.76 billion at December 31, 2024, up from $1.74 billion at September 30, 2024. Residential real estate loans were $731.0 million at December 31, 2024, compared with $721.5 million at September 30, 2024. Commercial real estate loans decreased to $875.6 million at December 31, 2024, compared with $884.6 million at September 30, 2024. Commercial loans (primarily commercial and industrial) were $45.5 million compared with $36.8 million at September 30, 2024. Loans to states and political subdivisions were $48.5 million at December 31, 2024 compared to $48.6 million at September 30, 2024. Consumer loans were $52.3 million at December 31, 2024, compared to $51.3 million at September 30, 2024.

Nonperforming assets were $11.8 million, or 0.54% of total assets at December 31, 2024, compared to $12.2 million or 0.56% at September 30, 2024. The allowance for credit losses to total loans was 0.85% at December 31, 2024, compared to 0.87% at September 30, 2024. Foreclosed real estate was $3.2 million at December 31, 2024 and September 30, 2024, respectively, reflecting one commercial property the Company is actively marketing.

Total deposits were $1.70 billion at December 31, 2024, compared with $1.63 billion at September 30, 2024. Core deposits were $1.05 billion, or 62% of total deposits, at December 31, 2024, compared to $1.05 billion, or 64% of total deposits at September 30, 2024.

Noninterest bearing demand accounts at December 31, 2024, were $255.5 million, down less than 1% from September 30, 2024. Interest bearing demand accounts declined 11% to $277.9 million and money market accounts increased 12.1% to $375.1 million at December 31, 2024 from September 30, 2024. Certificates of deposit increased $67.5 million or 11.6% to $649.6 million at December 31, 2024, compared to September 30, 2024. Included in the certificates of deposit increase is an increase of $67.0 million in brokered certificates of deposit. Total borrowings decreased to $225.0 million at December 31, 2024, from $290.0 million at September 30, 2024.

The Bank maintained a strong capital position with a Tier 1 capital ratio of 10.0% at December 31, 2024, exceeding regulatory standards for a well-capitalized institution. Total stockholders’ equity increased $3.8 million to $234.2 million at December 31, 2024, from $230.4 million at September 30, 2024, primarily reflecting net income growth and a decrease in other comprehensive loss, offset in part by dividends paid to shareholders. Tangible book value per share at December 31, 2024, was $21.70 compared to $21.40 at September 30, 2024.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. The Company has total assets of $2.2 billion and has 20 community offices throughout the Lehigh Valley, Greater Pocono, Scranton/Wilkes-Barre, and suburban Philadelphia areas.

ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the status of our proposed merger with CNB Financial Corporation, economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, the recent turmoil in the banking industry , credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual, quarterly and current reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	December 31, 2024	September 30, 2024
	(dollars in thousands)
ASSETS
Cash and due from banks	$42,832	$38,683
Interest-bearing deposits with other institutions	10,099	9,897

Total cash and cash equivalents	52,931	48,580
Investment securities available for sale, at fair value	211,757	215,869
Investment securities held to maturity, at amortized cost (net of allowance for credit losses of $0)	46,164	47,378
Loans receivable (net of allowance for credit losses of $15,082 and $15,306)	1,756,230	1,744,284
Regulatory stock, at cost	16,056	18,750
Premises and equipment, net	11,264	11,253
Bank-owned life insurance	39,800	39,571
Foreclosed real estate	3,195	3,195
Goodwill	13,801	13,801
Deferred income taxes	4,691	3,889
Derivative and hedging assets	10,412	8,203
Other assets	29,798	32,944

TOTAL ASSETS	$2,196,099	$2,187,717

LIABILITIES
Deposits	$1,699,982	$1,629,051
Short-term borrowings	215,000	280,000
Other borrowings	10,000	10,000
Advances by borrowers for taxes and insurance	10,322	6,870
Derivative and hedging liabilities	7,138	9,183
Other liabilities	19,474	22,192

TOTAL LIABILITIES	1,961,916	1,957,296

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid-in capital	183,071	183,073
Unallocated common stock held by the Employee Stock Ownership Plan (“ESOP”)	(5,443)	(5,557)
Retained earnings	165,948	163,473
Treasury stock, at cost	(103,782)	(104,184)
Accumulated other comprehensive loss	(5,792)	(6,565)

TOTAL STOCKHOLDERS’ EQUITY	234,183	230,421

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,196,099	$2,187,717

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,
	2024	2023
	(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable, including fees	$22,993	$21,414
Investment securities:
Taxable	2,510	3,887
Exempt from federal income tax	11	11
Other investment income	858	778

Total interest income	26,372	26,090

INTEREST EXPENSE
Deposits	10,329	8,462
Short-term borrowings	1,755	2,656
Other borrowings	144	108

Total interest expense	12,228	11,226

NET INTEREST INCOME	14,144	14,864
Release of credit losses	(607)	(397)

NET INTEREST INCOME AFTER RELEASE OF CREDIT LOSSES	14,751	15,261

NONINTEREST INCOME
Service fees on deposit accounts	715	696
Services charges and fees on loans	280	330
Loan swap fees	99	—
Unrealized loss on equity securities	1	(3)
Trust and investment fees	475	393
Gain on sale of loans, net	60	118
Earnings on bank-owned life insurance	234	212
Insurance commissions	120	128
Other	74	87

Total noninterest income	2,058	1,961

NONINTEREST EXPENSE
Compensation and employee benefits	7,200	6,746
Occupancy and equipment	1,188	1,229
Professional fees	963	1,025
Data processing	1,468	1,342
Advertising	104	136
Federal Deposit Insurance Corporation (“FDIC”) premiums	357	380
Foreclosed real estate	—	101
Amortization of intangible assets	—	47
Other	654	851

Total noninterest expense	11,934	11,857

Income before income taxes	4,875	5,365
Income taxes	919	1,028

NET INCOME	$3,956	$4,337

Earnings per share:
Basic	$0.41	$0.45
Diluted	$0.41	$0.45
Dividends per share	$0.15	$0.15

	For the Three Months Ended December 31,
	2024	2023
	(unaudited)
	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$2,201,143	$2,236,612
Total interest-earning assets	2,090,111	2,121,498
Total interest-bearing liabilities	1,682,198	1,721,309
Total stockholders’ equity	233,430	219,624
PER COMMON SHARE DATA:
Average shares outstanding - basic	9,563,988	9,614,550
Average shares outstanding - diluted	9,591,062	9,616,316
Book value shares	10,154,664	10,131,521
Net interest rate spread:	2.12%	2.30%
Net interest margin:	2.68%	2.79%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531